Exhibit 99.1

Progress Appoints Vivian Vitale to Board of Directors

30-year industry veteran becomes 9th board member;
Brings expertise in talent acquisition and corporate growth-strategies

BEDFORD, Mass., October 30, 2019 -- Progress (NASDAQ: PRGS), the leading provider of application development and digital experience technologies, today announced the appointment of Vivian Vitale, a leading human resources consultant and former HR executive, to its Board of Directors. Ms. Vitale brings a wealth of experience in creating high-impact programs and systems aimed at scaling for growth, acquisition integration and talent management. Ms. Vitale’s appointment expands the Progress Board to nine members, eight of whom are independent.

“Vivian Vitale brings to our Board skillsets critical to our go-forward M&A strategy,” said John R. Egan, Chairman of the Progress Board of Directors. “Vivian has played an integral role in multiple acquisitions, providing the leadership, programs and processes necessary for companies to efficiently and effectively scale their businesses. Her insights and contribution to the Board will be essential as Progress pursues its inorganic growth strategy, ensuring that we maintain the high-performance culture necessary to drive our ongoing organizational success and ultimately deliver meaningful shareholder value.”

Ms. Vitale is currently operating a consulting practice which assists organizations in developing people management practices, providing guidance and support in organizational transitions and coaching leaders for success. In her most recent corporate role, Ms. Vitale served as Executive Vice President of Human Resources at Veracode, an application security leader that was acquired by CA Technologies in 2017. Ms. Vitale’s experience also includes executive HR leadership positions at other successful, high technology companies including Unica (acquired by IBM), Care.com and RSA Security (acquired by EMC).

Ms. Vitale also serves on the board of directors of NetScout Systems, Inc. (NASDAQ: NTCT).  A detailed biography for Ms. Vitale is available on the Board of Directors section of Progress’ website.

About Progress
Progress (NASDAQ: PRGS) offers the leading platform for developing and deploying strategic business applications. We enable customers and partners to deliver modern, high-impact digital experiences with a fraction of the effort, time and cost. Progress offers powerful tools for easily building adaptive user experiences across any type of device or touchpoint, the flexibility of a cloud-native app dev platform to deliver modern apps, leading data connectivity technology, web content management, business rules, secure file transfer, network monitoring, plus award-winning machine learning that enables cognitive capabilities to be a part of any application. Over 1,700 independent software vendors, 100,000 enterprise customers, and two million developers rely on Progress to power their applications. Learn about Progress at www.progress.com or +1-800-477-6473.

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Progress is a trademark or registered trademarks of Progress Software Corporation and/or one of its subsidiaries or affiliates in the US and other countries. Any other trademarks contained herein are the property of their respective owners.

Investor Contact:                     Press Contact:
Brian Flanagan                         Erica McShane
Progress Software                     Progress Software
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flanagan@progress.com                  erica.mcshane@progress.com